Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Severn Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Severn Bancorp, Inc. and Subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Severn Bancorp, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the 2011 and 2010 financial statements have been restated to correct a material misstatement.

/s/ ParenteBeard LLC

Lancaster, Pennsylvania
March 14, 2013

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	December 31,
	2012	2011
		(restated)
ASSETS
Cash and due from banks	$52,781	$35,577
Interest bearing deposits in other banks	40,611	40,610
Federal funds sold	-	11,203
Cash and cash equivalents	93,392	87,390
Investment securities held to maturity	34,066	40,357
Loans held for sale	11,116	4,128
Loans receivable, net of allowance for loan losses of
$17,478 and $25,938 in 2012 and 2011, respectively	651,709	693,303
Premises and equipment, net	26,448	27,218
Foreclosed real estate	11,441	19,932
Federal Home Loan Bank stock, at cost	6,520	6,943
Accrued interest receivable and other assets	17,426	21,892

Total assets	$852,118	$901,163

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$599,394	$652,757
Long-term borrowings	115,000	115,000
Subordinated debentures	24,119	24,119
Accrued interest payable and other liabilities	4,609	2,822

Total Liabilities	743,122	794,698

Stockholders’ Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized:
Preferred stock series “A”, 437,500 shares issued and outstanding	4	4
Preferred stock series “B”, 23,393 shares issued and outstanding	-	-
Common stock, $0.01 par value, 20,000,000 shares authorized;
10,066,679 shares issued and outstanding	101	101
Additional paid-in capital	74,996	74,683
Retained earnings	33,895	31,677

Total stockholders' equity	108,996	106,465

Total liabilities and stockholders' equity	$852,118	$901,163

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Years Ended December 31,
Interest Income	2012	2011	2010
		(restated)	(restated)
Loans, including fees	$38,140	$43,675	$49,154
Securities, taxable	672	617	245
Other	245	209	134
Total interest income	39,057	44,501	49,533

Interest Expense
Deposits	7,541	10,405	13,735
Long-term borrowings and subordinated debentures	4,961	5,182	5,594
Total interest expense	12,502	15,587	19,329

Net interest income	26,555	28,914	30,204
Provision for loan losses	765	4,612	5,744
Net interest income after provision for loan losses	25,790	24,302	24,460

Other Income
Mortgage banking activities	2,065	576	843
Real estate commissions	644	657	594
Real estate management fees	655	625	573
Other	879	652	735
Total other income	4,243	2,510	2,745

Non-Interest Expenses
Compensation and related expenses	11,906	10,155	9,583
Occupancy	740	1,247	1,466
Foreclosed real estate expenses, net	3,319	5,409	5,518
Legal	746	905	1,258
FDIC assessments and regulatory expense	1,444	1,670	1,948
Other	5,492	4,664	4,901
Total non-interest expenses	23,647	24,050	24,674

Income before income tax provision	6,386	2,762	2,531
Income tax provision	2,658	1,210	1,172

Net income	$3,728	$1,552	$1,359
Amortization of discount on preferred stock	270	270	270
Dividends on preferred stock	1,240	1,450	1,450
Net income (loss) available to common stockholders	$2,218	$(168)	$(361)
Basic income (loss) per share	$0.22	$(0.02)	$(0.04)
Diluted income (loss) per share	$0.22	$(0.02)	$(0.04)

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2012, 2011, and 2010
(dollars in thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity

Balance - December 31, 2009	$4	$101	$73,920	$32,206	$106,231

Net Income (restated)	-	-	-	1,359	1,359
Stock-based compensation	-	-	162	-	162
Dividend declared on Series A
preferred stock ($.64 per share)	-	-	-	(280)	(280)
Dividend declared on Series B
preferred stock	-	-	-	(1,170)	(1,170)
Amortization of discount on preferred	-	-	-
stock	-	-	270	(270)	-

Balance - December 31, 2010 (restated)	4	101	74,352	31,845	106,302

Net Income (restated)	-	-	-	1,552	1,552
Stock-based compensation	-	-	61	-	61
Dividend declared on Series A
preferred stock ($.64 per share)	-	-	-	(280)	(280)
Dividend declared on Series B
preferred stock	-	-	-	(1,170)	(1,170)
Amortization of discount on preferred
stock	-	-	270	(270)	-

Balance - December 31, 2011 (restated)	4	101	74,683	31,677	106,465

Net Income	-	-	-	3,728	3,728
Stock-based compensation	-	-	43	-	43
Dividend declared on Series A
preferred stock ($.16 per share)	-	-	-	(70)	(70)
Dividend declared on Series B
preferred stock	-	-	-	(1,170)	(1,170)
Amortization of discount on preferred
stock	-	-	270	(270)	-

Balance - December 31, 2012	$4	$101	$74,996	$33,895	$108,996

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Years Ended December 31,
	2012	2011	2010
		(restated)	(restated)
Cash Flows from Operating Activities

Net income	$3,728	$1,552	$1,359
Adjustments to reconcile net income to net
cash provided by operating activities:
Amortization of deferred loan fees	(1,003)	(1,344)	(1,463)
Net amortization of premiums and
discounts	197	170	87
Provision for loan losses	765	4,612	5,744
Provision for depreciation	1,081	1,248	1,238
Provision for foreclosed real estate	3,284	3,562	3,451
Gain on sale of loans	(2,065)	(576)	(843)
(Gain) loss on sale of foreclosed real estate	(701)	639	449
Proceeds from loans sold to others	100,751	43,276	64,916
Loans originated for sale	(105,674)	(43,403)	(62,654)
Stock-based compensation expense	43	61	162
Deferred income tax expense	2,206	1,159	2,160
Decrease in accrued interest receivable and
other assets	2,261	2,091	2,688
Increase in accrued interest payable and
other liabilities	1,787	275	439

Net cash provided by operating activities	6,660	13,322	17,733

Cash Flows from Investing Activities

Purchase of investment securities held to maturity	(1,045)	(21,530)	(21,394)
Proceeds from maturing investment securities held to
maturity	7,000	8,000	2,000
Principal collected on mortgage-backed securities held to
maturity	139	314	27
Net decrease in loans	28,583	66,071	6,879
Proceeds from sale of foreclosed real estate	19,530	13,619	21,286
Investment in foreclosed real estate	(374)	(502)	(430)
Investment in premises and equipment	(311)	(139)	(461)
Redemption of FHLB stock	423	749	917

Net cash provided by investing activities	53,945	66,582	8,824

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(dollars in thousands)

	Years Ended December 31,
	2012	2011	2010
		(restated)	(restated)
Cash Flows from Financing Activities

Net (decrease) increase in deposits	$(53,363)	$(62,019)	$4,447
Repayment of borrowed funds, long-term	-	-	(10,000)
Series “A” preferred stock dividend paid	(70)	(280)	(280)
Series “B” preferred stock dividend paid	(293)	(1,170)	(1,170)
Series “B” preferred stock dividend declared not paid	(877)	-	-
Net cash used in financing activities	(54,603)	(63,469)	(7,003)

Increase in cash and cash equivalents	6,002	16,435	19,554
Cash and cash equivalents at beginning of year	87,390	70,955	51,401

Cash and cash equivalents at end of year	$93,392	$87,390	$70,955

Supplemental disclosure of cash flows information:
Cash paid during year for:

Interest	$12,355	$15,582	$19,395

Income taxes	$2	$476	$-

Transfer of net loans to foreclosed real estate	$13,248	$16,295	$24,137

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

A.
Principles of Consolidation - The consolidated financial statements include the accounts of Severn Bancorp, Inc. ("Bancorp"), and its wholly-owned subsidiaries, SBI Mortgage Company and SBI Mortgage Company's subsidiary, Crownsville Development Corporation, and its subsidiary, Crownsville Holdings I, LLC, and Severn Savings Bank, FSB (the “Bank"), and the Bank's subsidiaries, Louis Hyatt, Inc., Homeowners Title and Escrow Corporation, Severn Financial Services Corporation, SSB Realty Holdings, LLC, SSB Realty Holdings II, LLC, and HS West, LLC. All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

Amounts in the prior year’s consolidated financial statements have been reclassified whenever necessary to conform to the current year’s presentation.  Such reclassifications had no impact on net income.

B.
Business - The Bank's primary business activity is the acceptance of deposits from the general public and the use of the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions.  In addition, the Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Bancorp has no reportable segments. Management does not separately allocate expenses, including the cost of funding loan demand, between the retail and real estate operations of Bancorp.  As such, discrete financial information is not available and segment reporting would not be meaningful.

C.
Estimates - The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period.  Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the fair value of foreclosed real estate, the evaluation of other than temporary impairment of investment securities and the valuation allowance of deferred tax assets.

D.
Investment Securities Held to Maturity – Investment securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.  Declines in the fair value of held to maturity securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.  In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer and (3) determines if the Bank does not intend to sell the security before recovery of its amortized cost.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

E.
Federal Home Loan Bank Stock – Federal Home Loan Bank of Atlanta (the “FHLB”) stock is an equity interest in the FHLB, which does not have a readily determinable fair value for purposes of generally accepted accounting principles, because its ownership is restricted and it lacks a market.  FHLB stock can be sold back only at par value of $100 per share and only to the FHLB or another member institution.  As of December 31, 2012 and 2011, the Bank owned shares totaling $6,520,000 and $6,943,000, respectively.

The Bank evaluated the FHLB stock for impairment in accordance with generally accepted accounting principles.  The Bank’s determination of whether this investment is impaired is based on an assessment of the ultimate recoverability of its cost rather than by recognizing temporary declines in value.  The determination of whether a decline in value affects the ultimate recoverability of its cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, (3) the impact of legislative and regulatory changes on institutions and accordingly on the customer base of the FHLB, and (4) the liquidity position of the FHLB.  Management has evaluated the FHLB stock for impairment and believes that no impairment charge is necessary as of December 31, 2012.

F.
Loans Held for Sale - Loans held for sale are carried at lower of cost or market value in the aggregate based on investor quotes.  Net unrealized losses are recognized through a valuation allowance by charges to income.  Mortgage loans held for sale are sold either with the mortgage servicing rights released or retained by the Bank.  Gains and losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.  Mortgage servicing rights are not material as of December 31, 2012.

G.
Loans - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor.  Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A substantial portion of the Bank's loans receivable is mortgage loans secured by residential and commercial real estate properties located in the State of Maryland.  Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 80% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies – Continued

In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multifamily residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued in the current year, but not collected for loans that are placed on non-accrual or charged-off, is reversed against interest income.  Any interest accrued in prior years for loans that are placed on non-accrual or charged-off is charged against the allowance for loan losses.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

H.
Allowance for Loan Losses - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans and prior loan loss experience.  The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.  Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates.  Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans.  Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

The allowance consists of specific and general components.  The specific component relates to loans that are classified as impaired.  When a real estate secured loan becomes impaired, a decision is made as to whether an updated certified appraisal of the real estate is necessary.  This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property.  Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value.  The discounts also include estimated costs to sell the property.

For loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices.  Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

For such loans that are classified as impaired, an allowance is established when the current market value of the underlying collateral less its estimated disposal costs is lower than the carrying value of that loan.  For loans that are not solely collateral dependent, an allowance is established when the present value of the expected future cash flows of the impaired loan is lower than the carrying value of that loan.  The general component relates to loans that are classified as doubtful, substandard or special mention that are not considered impaired, as well as non-classified loans.  The general reserve is based on historical loss experience adjusted for qualitative factors.  These qualitative factors include:

• Levels and trends in delinquencies and nonaccruals;
• Inherent risk in the loan portfolio;
• Trends in volume and terms of the loan;
• Effects of any change in lending policies and procedures;
• Experience, ability and depth of management;
• National and local economic trends and conditions; and
• Effect of any changes in concentration of credit.

A loan is generally considered impaired if it meets either of the following two criteria:
•	Loans that are 90 days or more in arrears (nonaccrual loans); or
•	Loans where, based on current information and events, it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement.

Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss.  Loans classified special mention have potential weaknesses that deserve management’s close attention.  If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects.  Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable.  Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses.  Loans not classified are rated pass.

Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies – Continued

I.
Foreclosed Real Estate - Real estate acquired through or in the process of foreclosure is recorded at fair value less estimated disposal costs.  Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides a specific reserve to reduce real estate acquired through foreclosure to fair value less estimated disposal cost.  Expenses incurred on foreclosed real estate prior to disposition are charged to expense.  Gains or  losses on the sale of foreclosed real estate are recognized upon disposition of the property.

J.
Transfers of Financial Assets – Transfers of financial assets, including loan and loan participation sales, are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from Bancorp, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) Bancorp does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return the specific assets.

K.
Premises and Equipment - Premises and equipment are carried at cost less accumulated depreciation. Depreciation and amortization of premises and equipment is accumulated by the use of the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

L.
Statement of Cash Flows - In the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal Home Loan Bank of Atlanta overnight deposits, and federal funds sold.  Generally, federal funds are sold for one day periods.

M.
Income Taxes - Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amount will be realized based on consideration of available evidence.
The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  To the extent that current available evidence about the future raises doubt about the likelihood of a deferred tax asset being realized, a valuation allowance is established.  The judgment about the level of future taxable income is inherently subjective and is reviewed on a continual basis as regulatory and business factors change.
Bancorp recognizes interest and penalties on income taxes as a component of income tax expense.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies – Continued

N.
Earnings Per Share - Basic earnings (loss) per share of common stock for the years ended December 31, 2012, 2011 and 2010 is computed by dividing net income (loss) available to common stockholders by 10,066,679, the weighted average number of shares of common stock outstanding for each year. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued.  Potential common shares that may be issued by Bancorp relate to outstanding stock options, warrants, and convertible preferred stock, and are determined using the treasury stock method.  Diluted earnings per share of common stock for the years ended December 31, 2012, 2011 and 2010, is computed by dividing net income (loss) for each year by 10,066,679, the weighted average number of diluted shares of common stock for each year.

O.	Advertising Cost - Advertising cost is expensed as incurred and totaled $626,000, $510,000 and $422,000 for the years ended December 31, 2012, 2011, and 2010, respectively.

P.
Troubled Debt Restructuring – Loans whose terms are classified as troubled debt restructurings if the Bancorp grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty.  Concessions granted under a troubled debt restructuring may be modified by means of extending the maturity date of the loan, reducing the interest rate on the loan to a rate below market, a combination of rate adjustments and maturity extensions, or by other means including covenant modifications, forbearances or other concessions.

Q.
Significant Group Concentrations of Credit Risk – Most of Bancorp’s activities are with customers located in Anne Arundel County, Maryland and nearby areas.   Note 3 of the Notes to Consolidated Financial Statements discusses the types of securities that Bancorp currently invests in.  Note 4 discusses the types of lending that Bancorp engages in.  Although Bancorp intends to have a diversified loan portfolio, it debtors’ ability to honor their contracts will be influenced by the region’s economy.  Bancorp does not have any significant concentrations to any one customer.

Bancorp’s investment portfolio consists principally of obligations of the United States and its agencies.  In the opinion of management, there is no concentration of credit risk in its investment portfolio.  Bancorp places deposits in correspondent accounts and, on occasion, sells Federal funds to qualified financial institutions.  Management believes credit risk associated with correspondent accounts and with Federal funds sold is not significant.  Therefore, management believes that these particular practices do not subject Bancorp to unusual credit risk.

R.
Off-Balance Sheet Financial Instruments – In the ordinary course of business, Bancorp has entered into off-balance sheet financial instruments consisting of commitments to extend credit.  Such financial instruments are recorded in the consolidated balance sheet when they are funded.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies – Continued

S.
Recent Accounting Pronouncements - In July 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. Similar to ASU 2011-08, Intangibles - Goodwill and Other (Topic 250) - Testing Goodwill for Impairment, ASU 2012-02 addresses the growing cost and complexity of performing an analysis to evaluate indefinite-lived intangible assets (other than goodwill) for impairment. This ASU introduces qualitative factors which would simplify the analysis if facts and circumstances make it more-likely-than-not that impairment would not exist. Rather than requiring a purely quantitative impairment test, the ASU provides entities with the option to first examine qualitative factors to make this determination. Factors to be considered would include, but are not limited to:

• Increases in interest rates, salaries, or other operating expenses, which would have a negative impact on future earnings or cash flows;

• Recent financial performance and cash flow trends;

• Aspects of the legal and regulatory environment which are expected to impact future cash flows, such as the Dodd-Frank Act;

• Management turnover;

• Economic and industry conditions.

Entities are required by the guidance to consider both positive and negative impacts of such factors before determining whether it is more-likely-than-not (i.e. greater than 50% probability) that the indefinite-lived intangible asset is impaired. It should be noted that the qualitative portion of the analysis is optional for all issuers.
This ASU is effective for impairment tests performed during fiscal years beginning after September 15, 2012, and may be early adopted if the entity’s financial statements for the most recent fiscal or interim period have not yet been issued.  The application of ASU 2012-02 is not expected to have a material effect on the consolidated financial statements.

T.
  Subsequent Events – Bancorp has evaluated events and transactions occurring subsequent to December 31, 2012, the date of the consolidated statements of financial condition, for items that should potentially be recognized or disclosed in the consolidated financial statements.  The evaluation was conducted through the date these consolidated financial statements were issued.

U.
  Concentration of Credit Risk – From time to time, the Bank will maintain balances with its correspondent bank that exceed the $250,000 federally insured deposit limit.  Management routinely evaluates the credit worthiness of the correspondent bank and does not feel they pose a significant risk to Bancorp.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Restatement of Consolidated Financial Statements

We have restated our audited financial statements for the years ended December 31, 2011 and 2010.

On February 14, 2013, Bancorp’s Board of Directors, upon recommendation of the Audit Committee of the Board of Directors and in consultation with Bancorp’s management determined that the consolidated financial statements for the years ended December 31, 2011 and 2010, respectively should be revised to correct an error in the accounting method of amortization used by the Bancorp related to its prepaid FDIC special assessment.  In 2009, Bancorp paid an estimated FDIC insurance assessment in advance for fiscal years 2010, 2011 and 2012 based on the level of net assets as of June 30, 2009, and began expensing the prepayment evenly over the three year period covered by the prepayment.  During the course of preparation of the 2012 year-end financial statements and audit, management determined that this method of amortization was incorrect and that Bancorp should have amortized the prepayment based on the actual reduced level of net assets over that period.  The impact of this correction for the restatement periods increases cumulative net income by approximately $980,000 and cumulative earnings per share by approximately $0.09.

The effect of the restatement is as follows:

	For year ended December 31, 2011			For year ended December 31, 2010
	(In thousands except per share data)
	As reported	Adjustment	Restated	As Reported	Adjustment	Restated
Consolidated Statement of Financial Condition:
Accrued interest receivable and other assets	$21,357	$535	$21,892	$24,940	$202	$25,142
Total assets	$900,628	$535	$901,163	$962,543	$202	$962,745
Retained earnings	$31,142	$535	$31,677	$31,643	$202	$31,845
Total stockholders’ equity	$105,930	$535	$106,465	$106,100	$202	$106,302
Total liabilities and stockholders’ equity	$900,628	$535	$901,163	$962,543	$202	$962,745

	For year ended December 31, 2011			For year ended December 31, 2010
	(In thousands except per share data)
	As reported	Adjustment	Restated	As Reported	Adjustment	Restated
Consolidated Statement of Operations:
FDIC assessments and regulatory expense	$2,231	$(561)	$1,670	$2,282	$(334)	$1,948
Total non-interest expenses	$24,611	$(561)	$24,050	$25,008	$(334)	$24,674
Income tax provision	$982	$228	$1,210	$1,040	$132	$1,172
Net income	$1,219	$333	$1,552	$1,157	$202	$1,359
Loss to common stockholders	$(501)	$333	$(168)	$(563)	$202	$(361)
Net income (loss) per common share:
Basic	$(0.05)	$0.03	$(0.02)	$(0.06)	$0.02	$(0.04)
Diluted	$(0.05)	$0.03	$(0.02)	$(0.06)	$0.02	$(0.04)

Consolidated Statement of Cash Flows:
Net Income	$1,219	$333	$1,552	$1,157	$202	$1,359
Deferred income tax expense	$931	$228	$1,159	$2,160	-	$2,160
Accrued interest receivable and other assets	$2,652	$(561)	$2,091	$2,890	$(202)	$2,688

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Investment Securities

The amortized cost and fair value of investment securities held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
December 31, 2012:

US Treasury securities	$29,414	$1,278	$-	$30,692
US Agency securities	4,142	79	-	4,221
US Government sponsored
mortgage-backed securities	510	40	-	550
Total	$34,066	$1,397	$-	$35,463
December 31, 2011:

US Treasury securities	$34,498	$1,285	$(5)	$35,778
US Agency securities	5,206	43	(4)	5,245
US Government sponsored
mortgage-backed securities	653	48	-	701
Total	$40,357	$1,376	$(9)	$41,724

As of December 31, 2012 and 2011, there were $7,288,000 and $6,432,000, respectively, of US Treasury securities or mortgage-backed securities pledged by Bancorp as collateral for borrowers’ letters of credit with Anne Arundel County.

No securities were in a gross unrealized loss position at December 31, 2012. The Bank does not consider any of their securities to be other than temporarily impaired at December 31, 2012, because none of these securities have unrealized losses.

The following tables show fair value and unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position as of December 31, 2011.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Note 3 - Investment Securities – Continued

	Less than 12 months		12 Months or More			Total
		Unrealized		Unrealized			Unrealized
	Fair Value	Losses	Fair Value	Losses		Fair Value	Losses
December 31, 2011:	(dollars in thousands)

US Treasury securities	$2,046	$(5)	$-	$	(-)	$2,046	$(5)
US Agency securities	1,032	(4)	-		(-)	1,032	(4)
Total	$3,078	$(9)	$-	$	(-)	$3,078	$(9)

The amortized cost and estimated fair value of debt securities as of December 31, 2012, by contractual maturity, are shown in the following table.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held to Maturity
	(dollars in thousands)
	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$5,010	$5,059
Due from one year to five years	25,524	26,448
Due from five years to ten years	3,022	3,406
US Government sponsored
Mortgage-backed securities	510	550
	$34,066	$35,463

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable

Loans receivable consist of the following:

	December 31,
	2012	2011
	(dollars in thousands)
Residential mortgage, total	$269,405	$295,876
Individually evaluated for impairment	46,218	51,007
Collectively evaluated for impairment	223,187	244,869

Construction, land acquisition and
development, total	71,523	99,122
Individually evaluated for impairment	11,003	35,398
Collectively evaluated for impairment	60,520	63,724

Land, total	50,900	59,649
Individually evaluated for impairment	8,953	11,384
Collectively evaluated for impairment	41,947	48,265

Lines of credit, total	31,428	34,278
Individually evaluated for impairment	2,107	5,735
Collectively evaluated for impairment	29,321	28,543

Commercial real estate, total	222,038	203,010
Individually evaluated for impairment	16,433	24,354
Collectively evaluated for impairment	205,605	178,656

Commercial non-real estate, total	6,120	5,599
Individually evaluated for impairment	108	32
Collectively evaluated for impairment	6,012	5,567

Home equity, total	34,609	41,309
Individually evaluated for impairment	1,776	2,340
Collectively evaluated for impairment	32,833	38,969

Consumer, total	858	897
Individually evaluated for impairment	24	24
Collectively evaluated for impairment	834	873

Total Loans	686,881	739,740
Individually evaluated for impairment	86,622	130,274
Collectively evaluated for impairment	600,259	609,466

Less
Loans in process	(15,647)	(18,014)
Allowance for loan losses	(17,478)	(25,938)
Deferred loan origination fees and costs, net	(2,047)	(2,485)

	$651,709	$693,303

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Note 4 - Loans Receivable – Continued

The following is a summary of the allowance for loan losses for the year ended December 31, 2012 and 2011 (dollars in thousands):

2012	Total	Residential Mortgage	Acquisition and Development	Land	Lines of Credit	Commercial Real Estate	Commercial Non-Real Estate	Home Equity	Consumer
Beginning Balance	$25,938	$12,303	$3,916	$2,405	$725	$4,157	$169	$2,257	$6
Provision	765	396	(401)	1,464	(456)	(446)	(213)	404	17
Charge-offs	(9,353)	(4,299)	(1,395)	(1,624)	(182)	(416)	(20)	(1,407)	(10)
Recoveries	128	18	-	-	-	-	110	-	-
Ending Balance	$17,478	$8,418	$2,120	$2,245	$87	$3,295	$46	$1,254	$13

Loans individually evaluated for impairment	$7,594	$4,196	$1,663	$551	$32	$975	$5	$160	$12
Loans collectively evaluated for impairment	$9,884	$4,222	$457	$1,694	$55	$2,320	$41	$1,094	$1

2011

Beginning Balance	$29,871	$16,339	$3,997	$4,225	$458	$3,949	$131	$762	$10
Provision	4,612	385	1,422	(766)	267	1,019	38	1,534	713
Charge-offs	(8,545)	(4,421)	(1,503)	(1,054)	(-)	(811)	(-)	(39)	(717)
Recoveries	-	-	-	-	-	-	-	-	-
Ending Balance	$25,938	$12,303	$3,916	$2,405	$725	$4,157	$169	$2,257	$6

Loans individually evaluated for impairment	$12,994	$5,509	$2,624	$1,365	$510	$960	$28	$1,998	$-
Loans collectively evaluated for impairment	$12,944	$6,794	$1,292	$1,040	$215	$3,197	$141	$259	$6

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Note 4 - Loans Receivable – Continued

The following is a summary of the allowance for loan losses for the year ended December 31, 2010 (dollars in thousands):
2010

Beginning Balance	$34,693	$19,621	$1,492	$5,539	$20	$5,506	$82	$2,425	$8
Provision	5,744	3,443	2,505	1,782	438	(1,034)	49	(1,446)	7
Charge-offs	(10,666)	(6,825)	(-)	(3,096)	(-)	(523)	(-)	(217)	(5)
Recoveries	100	100	-	-	-	-	-	-	-
Ending Balance	$29,871	$16,339	$3,997	$4,225	$458	$3,949	$131	$762	$10
Loans individually evaluated for impairment	$14,540	$8,149	$2,645	$2,282	$264	$766	$-	$434	$-
Loans collectively evaluated for impairment	$15,331	$8,190	$1,352	$1,943	$194	$3,183	$131	$328	$10

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable - Continued

The allowance for loan losses is based on management’s judgment and evaluation of the loan portfolio.  Management assesses the adequacy of the allowance for loan losses and the need for any addition thereto, by considering the nature and size of the loan portfolio, overall portfolio quality, review of specific problem loans, economic conditions that may affect the borrowers’ ability to pay or the value of property securing loans, and other relevant factors.  While management believes the allowance was adequate as December 31, 2012, changing economic and market conditions may require future adjustments to the allowance for loan losses.

The following table presents Bancorp’s non-performing assets as of December 31, 2012 and 2011 (dollars in thousands):
	December 31, 2012	Number of loans	December 31, 2011	Number of loans

Loans accounted for on a non-accrual basis:
Residential mortgage	$14,436	46	$8,912	25
Acquisition and development	8,564	17	10,997	11
Land	4,688	13	6,813	14
Lines of credit	1,877	4	2,019	4
Commercial real estate	5,793	10	2,140	5
Commercial non-real estate	111	3	5	1
Home equity	2,000	9	343	3
Consumer	26	2	203	4
Total non-accrual loans	$37,495	104	$31,432	67
Accruing loans greater than 90 days past due	-		-
Foreclosed real-estate	11,441		19,932
Total non-performing assets	$48,936		$51,364
Nonaccrual troubled debt restructures (included above)	$5,635	28	$19,351	38
Accruing troubled debt restructurings	$56,448	119	$40,424	77
Total non-accrual loans to net loans	5.8%		4.5%
Allowance for loan losses	$17,478		$25,938
Allowance to total loans	2.6%		3.6%
Allowance for loan losses to total non-performing loans,
including loans contractually past due 90 days or more	46.6%		82.5%
Total non-accrual and accruing loans greater than
90 days past due to total assets	4.4%		3.5%
Total non-performing assets to total assets	5.7%		5.7%

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable - Continued

The following tables summarize impaired loans at December 31, 2012 (dollars in thousands):

	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance	Total Impaired Loans
	Recorded Investment	Related Allowance	Recorded Investment	Recorded Investment	Unpaid Principal Balance

Residential mortgage	$33,300	$4,196	$12,918	$46,218	$48,239
Acquisition and development	5,204	1,663	5,799	11,003	11,614
Land	2,583	551	6,370	8,953	9,373
Lines of credit	149	32	1,958	2,107	2,119
Commercial real estate	10,304	975	6,129	16,433	16,504
Commercial non-real estate	5	5	103	108	138
Home equity	259	160	1,517	1,776	3,100
Consumer	24	12	-	24	23
Total Impaired loans	$51,828	$7,594	$34,794	$86,622	$91,110

	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance		Total Impaired Loans
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized

Residential mortgage	$33,864	$1,415	$13,747	$516	$47,611	$1,931
Acquisition and development	5,660	211	7,224	210	12,884	421
Land	3,207	138	7,725	144	10,932	282
Lines of credit	149	7	1,961	6	2,110	13
Commercial real estate	10,450	556	6,236	305	16,686	861
Commercial non-real estate	26	-	106	-	132	-
Home equity	259	4	1,519	39	1,778	43
Consumer	23	-	-	-	23	-
Total Impaired loans	$53,638	$2,331	$38,518	$1,220	$92,156	$3,551

Changes in impaired loans during 2012 are as follows (dollars in thousands):

Impaired loans at December 31, 2011	$130,274
Added to impaired loans	23,272
Gross loans transferred to foreclosed real estate	(16,515)
Transferred out of impaired loans	(50,409)
Impaired loans at December 31, 2012	$86,622

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable - Continued

The following tables summarize impaired loans at December 31, 2011 (dollars in thousands):

			Impaired
			Loans with
	Impaired Loans with		No Specific
	Specific Allowance		Allowance	Total Impaired Loans
	Recorded Investment	Related Allowance	Recorded Investment	Recorded Investment	Unpaid Principal Balance

Residential mortgage	$26,736	$5,509	$24,271	$51,007	$50,310
Acquisition and development	18,023	2,624	17,375	35,398	34,535
Land	2,850	1,365	8,534	11,384	9,949
Lines of credit	1,548	510	4,187	5,735	5,735
Commercial real estate	4,694	960	19,660	24,354	24,354
Commercial non-real estate	28	28	4	32	32
Home equity	2,170	1,998	170	2,340	2,340
Consumer	-	-	24	24	24
Total Impaired loans	$56,049	$12,994	$74,225	$130,274	$127,279

	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance		Total Impaired Loans
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized

Residential mortgage	$26,826	$1,080	$25,659	$1,201	$52,485	$2,281
Acquisition and development	19,968	793	19,199	696	39,167	1,489
Land	3,770	236	9,143	261	12,913	497
Lines of credit	590	87	4,187	143	4,777	230
Commercial real estate	4,723	191	19,821	1,185	24,544	1,376
Commercial non-real estate	28	-	5	-	33	-
Home equity	1,772	66	170	4	1,942	70
Consumer	-	-	23	-	23	-
Total Impaired loans	$57,677	$2,453	$78,207	$3,490	$135,884	$5,943

Changes in impaired loans during 2011 are as follows (dollars in thousands):

Impaired loans at December 31, 2010	$120,910
Added to impaired loans	53,134
Gross loans transferred to foreclosed real estate	(19,820)
Transferred out of impaired loans	(23,950)
Impaired loans at December 31, 2011	$130,274

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable - Continued

Included in the above impaired loans amount at December 31, 2012 is $53,732,000 of loans that are not in non-accrual status.  Also there are 11 loans totaling $4,605,000 not included in impaired loans that were non-accrual as of December 31, 2012.  In addition, there was a total of $46,218,000 of residential real estate loans included in impaired loans at December 31, 2012, of which $35,660,000 were to consumers and $10,558,000 to builders. The collateral supporting impaired loans is individually reviewed by management to determine its estimated fair market value, less estimated disposal cost and a specific allowance is established, if necessary, for the difference between the carrying amount of any loan and the estimated fair value of the collateral less estimated disposal cost.

Of the impaired loans, $51,828,000 and $56,049,000 had a specific valuation allowance of $7,594,000 and $12,994,000 at December 31, 2012 and 2011, respectively. Impaired loans averaged $92,156,000 during 2012, $135,884,000 during 2011 and $126,058,000 during 2010. Interest income recognized on these loans totaled $3,551,000 during 2012, $5,943,000 during 2011 and $6,893,000 during 2010.

The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard and Doubtful within the internal risk rating system as of December 31, 2012 and 2011 (dollars in thousands):

	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2012
Residential mortgage	$228,200	$15,338	$25,818	$49	$269,405
Acquisition and development	41,165	7,750	22,598	10	71,523
Land	29,830	13,317	7,753	-	50,900
Lines of credit	24,059	2,270	5,099	-	31,428
Commercial real estate	197,752	10,399	13,887	-	222,038
Commercial non-real estate	5,990	-	22	108	6,120
Home equity	32,163	496	1,950	-	34,609
Consumer	835	-	-	23	858
Total loans	$559,994	$49,570	$77,127	$190	$686,881

	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2011
Residential mortgage	$259,359	$8,624	$27,689	$204	$295,876
Acquisition and development	62,054	6,521	30,547	-	99,122
Land	44,443	4,909	10,297	-	59,649
Lines of credit	27,067	1,708	5,503	-	34,278
Commercial real estate	180,635	10,702	11,673	-	203,010
Commercial non-real estate	5,567	-	4	28	5,599
Home equity	38,456	712	2,141	-	41,309
Consumer	874	-	23	-	897
Total loans	$618,455	$33,176	$87,877	$232	$739,740

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable - Continued

Interest income that would have been recorded under the original terms of non-accrual loans and the interest income actually recognized for the years ended December 31, 2012, 2011 and 2010 are summarized below (dollars in thousands):

	2012	2011	2010

Interest income that would have
been recorded	$3,148	$2,905	$4,905
Interest income recognized	1,184	822	2,599
Interest income not recognized	$1,964	$2,083	$2,306

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due.  The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2012 and 2011 (dollars in thousands):

	Current	30-59 Days Past Due	60-89 Days Past Due	Total Past Due	Non- Accrual	Total Loans
December 31, 2012
Residential mortgage	$245,193	$8,202	$1,574	$9,776	$14,436	$269,405
Acquisition and development	62,091	868	-	868	8,564	71,523
Land	45,961	251	-	251	4,688	50,900
Lines of credit	27,635	440	1,476	1,916	1,877	31,428
Commercial real estate	212,468	3,777	-	3,777	5,793	222,038
Commercial non-real estate	5,746	263	-	263	111	6,120
Home equity	32,301	308	-	308	2,000	34,609
Consumer	821	11	-	11	26	858
Total Impaired loans	$632,216	$14,120	$3,050	$17,170	$37,495	$686,881

	Current	30-59 Days Past Due	60-89 Days Past Due	Total Past Due	Non- Accrual	Total Loans
December 31, 2011
Residential mortgage	$272,543	$9,696	$4,725	$14,421	$8,912	$295,876
Acquisition and development	87,756	369	-	369	10,997	99,122
Land	51,094	1,517	225	1,742	6,813	59,649
Lines of credit	32,221	-	38	38	2,019	34,278
Commercial real estate	198,049	2,535	286	2,821	2,140	203,010
Commercial non-real estate	5,584	10	-	10	5	5,599
Home equity	40,021	945	-	945	343	41,309
Consumer	694	-	-	-	203	897
Total Impaired loans	$687,962	$15,072	$5,274	$20,346	$31,432	$739,740

       Mortgage loans serviced for others not included in the accompanying consolidated statements of financial condition totaled $95,474,000 and $84,745,000 at December 31, 2012 and 2011, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable – Continued

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of financial condition. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

The Bank's exposure to credit loss from non-performance by the other party to the above mentioned financial instruments is represented by the contractual amount of those instruments.

The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose Contract Amounts Represent Credit Risk	Contract Amount At December 31,
	2012	2011
	(dollars in thousands)
Standby letters of credit	$16,309	$15,319
Home equity lines of credit	13,025	14,623
Unadvanced construction commitments	15,598	18,014
Mortgage loan commitments	13,601	1,059
Lines of credit	31,480	31,525
Loans sold with limited
repurchase provisions	31,591	17,558

Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to various municipalities. These guarantees are issued primarily to support performance arrangements, limited to real estate transactions.  The majority of these standby letters of credit expire within the next twelve months.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments.  The Bank requires collateral supporting these letters of credit as deemed necessary.  Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.  The current amount of the liability as of December 31, 2012 and 2011 for guarantees under standby letters of credit issued is not material.

Home equity lines of credit are loan commitments to individuals as long as there is no violation of any condition established in the contract. Commitments under home equity lines expire ten years after the date the loan closes and are secured by real estate. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

Unadvanced construction commitments are loan commitments made to borrowers for both residential and commercial projects that are either in process or are expected to begin construction shortly.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable – Continued

Mortgage loan commitments not reflected in the accompanying statements of financial condition at December 31, 2012 include $13,601,000 at a fixed interest rate range of 2.75% to 4.875% and none at floating interest rates.

Lines of credit are loan commitments to individuals and companies as long as there is no violation of any condition established in the contract. Lines of credit have a fixed expiration date. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

The Bank has entered into several agreements to sell mortgage loans to third parties. The loans sold under these agreements for the years ended December 31, 2012, 2011 and 2010 were $105,674,000, $43,403,000 and $59,113,000, respectively. These agreements contain limited provisions that require the Bank to repurchase a loan if the loan becomes delinquent within the terms specified by the agreement. The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the consolidated statement of financial condition at December 31, 2012 and 2011 as a liability for credit loss related to these loans.  The Bank had to repurchase one loan under these agreements in 2012 and one loan in 2011.

Bancorp has not purchased, sold or reclassified any loans to held for sale during the periods discussed.  Only loans originated specifically for sale are recorded as held for sale at the period ended December 31, 2012 and December 31, 2011.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable - Continued

Bancorp offers a variety of modifications to borrowers.  The modification categories offered can generally be described in the following categories:

•	Rate Modification – A modification in which the interest rate is changed.
•	Term Modification – A modification in which the maturity date, timing of payments or frequency of payments is changed.
•	Interest Only Modification – A modification in which the loan is converted to interest only payments for a period of time.
•	Payment Modification – A modification in which the dollar amount of the payment is changed, other than an interest only modification above.
•	Combination Modification – Any other type of modification, including the use of multiple categories above.

Bancorp considers a modification of a loan term a TDR if Bancorp for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the debtor that it would not otherwise consider.  Prior to entering into a loan modification, Bancorp assesses the borrower’s financial condition to determine if the borrower has the means to meet the terms of the modification.  This includes obtaining a credit report on the borrower as well as the borrower’s tax returns and financial statements.

The following tables summarize troubled debt restructurings at December 31, 2012 and 2011(dollars in thousands):

December 31, 2012	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Residential mortgage	85	$34,257	$31,310
Acquisition and development	7	9,523	7,183
Land	16	5,130	4,127
Lines of credit	3	362	280
Commercial real estate	14	20,032	12,842
Commercial non-real estate	-	-	-
Home equity	1	100	100
Consumer	-	-	-
Total loans	126	$69,404	$55,842

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings That Subsequently Defaulted:
Residential mortgage	17	$5,095	$4,112
Acquisition and development	1	2,090	1,550
Land	2	455	443
Lines of credit	1	140	136
Commercial real estate	-	-	-
Commercial non-real estate	-	-	-
Home equity	-	-	-
Consumer	-	-	-
Total loans	21	$7,780	$6,241

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable - Continued

December 31, 2011	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Residential mortgage	68	$30,372	$29,815
Acquisition and development	8	11,152	10,260
Land	9	3,985	3,802
Lines of credit	2	332	332
Commercial real estate	8	8,215	8,046
Commercial non-real estate	-	-	-
Home equity	-	-	-
Consumer	-	-	-
Total loans	95	$54,056	$52,255

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings That Subsequently Defaulted:
Residential mortgage	14	$4,568	$4,542
Acquisition and development	1	2,090	2,090
Land	3	464	462
Lines of credit	1	140	140
Commercial real estate	1	288	286
Commercial non-real estate	-	-	-
Home equity	-	-	-
Consumer	-	-	-
Total loans	20	$7,550	$7,520

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable - Continued

The following tables present newly restructured loans that occurred during the year ended December 31, 2012 and 2011(dollars in thousands):

	Year ended December 31, 2012
	Rate Modification	Contracts	Term Modifications	Contracts	Combination Modifications	Contracts	Total	Total Contracts

Pre-Modification Outstanding Recorded Investment:

Residential mortgage	$694	1	$659	3	$12,367	37	$13,720	41
Acquisition and development	-	-	-	-	-	-	-	-
Land	-	-	176	1	816	4	992	5
Lines of credit	-	-	-	-	-	-	-	-
Commercial real estate	-	-	704	3	13,074	3	13,778	6
Commercial non-real estate	-	-	-	-	-	-	-	-
Home equity	-	-	-	-	-	-	-	-
Consumer	-	-	-	-	-	-	-	-
Total loans	$694	1	$1,539	7	$26,257	44	$28,490	52

Post-Modification Outstanding Recorded Investment:

Residential mortgage	$694	1	$657	3	$11,388	37	$12,739	41
Acquisition and development	-	-	-	-	-	-	-	-
Land	-	-	176	1	809	4	985	5
Lines of credit	-	-	-	-	-	-	-	-
Commercial real estate	-	-	689	3	6,530	3	7,219	6
Commercial non-real estate	-	-	-	-	-	-	-	-
Home equity	-	-	-	-	-	-	-	-
Consumer	-	-	-	-	-	-	-	-
Total loans	$694	1	$1,522	7	$18,727	44	$20,943	52

In addition, the TDR is evaluated for impairment.  A determination is made as to whether an impaired TDR is cash flows or collateral dependent.  If the TDR is cash flows dependent, an allowance for loan losses specific reserve is calculated based on the difference in net present value of future cash flows between the original and modified loan terms.  If the TDR is collateral dependent, the collateral securing the TDR, which is always real estate, is evaluated for impairment based on either an appraisal or broker price opinion.  If a TDR’s collateral valuation is less than its current loan balance, the TDR is written down for accounting purposes by the amount of the difference between the current loan balance and the collateral.  If the borrower performs under the terms of the modification, generally six consecutive months, and the ultimate collectability of all amounts contractually due under the modified terms is not in doubt, the loan is returned to accrual status.  There are no loans that have been modified due to the financial difficulties of the borrower that are not considered a TDR.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable - Continued

	Year ended December 31, 2011
	Rate Modification	Contracts	Combination Modifications	Contracts	Total	Total Contracts

Pre-Modification Outstanding Recorded Investment:

Residential mortgage	$817	2	$22,282	43	$23,099	45
Acquisition and development	3,930	1	5,580	5	9,510	6
Land	552	1	1,927	6	2,479	7
Lines of credit	-	-	332	2	332	2
Commercial real estate	262	1	7,427	6	7,689	7
Commercial non-real estate	-	-	-	-	-	-
Home equity	-	-	-	-	-	-
Consumer	-	-	-	-	-	-
Total loans	$5,561	5	$37,548	62	$43,109	67

Post-Modification Outstanding Recorded Investment:

Residential mortgage	$738	2	$21,861	43	$22,599	45
Acquisition and development	3,930	1	4,914	5	8,844	6
Land	551	1	1,916	6	2,467	7
Lines of credit	-	-	332	2	332	2
Commercial real estate	262	1	7,433	6	7,695	7
Commercial non-real estate	-	-	-	-	-	-
Home equity	-	-	-	-	-	-
Consumer	-	-	-	-	-	-
Total loans	$5,481	5	$36,456	62	$41,937	67

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable – Continued

Interest on TDRs was accounted for under the following methods as of December 31, 2012 and December 31, 2011 (dollars in thousands):

	Number of Contracts	Accrual Status	Number of Contracts	Non-Accrual Status	Total Number of Contracts	Total Modifications
December 31, 2012
Residential mortgage	88	$33,143	14	$2,279	102	$35,422
Acquisition and development	4	7,075	4	1,658	8	8,733
Land	14	3,783	5	787	19	4,570
Lines of credit	3	280	1	136	4	416
Commercial real estate	10	12,167	3	675	13	12,842
Commercial non-real estate	-	-	-	-	-	-
Home equity	-	-	1	100	1	100
Consumer	-	-	-	-	-	-
Total loans	119	$56,448	28	$5,635	147	$62,083
December 31, 2011
Residential mortgage	57	$22,820	25	$11,537	82	$34,357
Acquisition and development	8	11,962	1	388	9	12,350
Land	6	2,333	6	1,931	12	4,264
Lines of credit	1	140	2	332	3	472
Commercial real estate	5	3,169	4	5,163	9	8,332
Commercial non-real estate	-	-	-	-	-	-
Home equity	-	-	-	-	-	-
Consumer	-	-	-	-	-	-
Total loans	77	$40,424	38	$19,351	115	$59,775

Management does not charge off a TDR, or a portion of a TDR, until one of the following conditions has been met:

•
The loan has been foreclosed on.  Once the loan has been transferred from the loans receivable to foreclosed real estate, a charge off is recorded for the difference between the recorded amount of the loan and the net value of the underlying collateral.

•
An agreement to accept less than the face value of the loan has been made with the borrower.  Once an agreement has been finalized, and any proceeds from the borrower are received, a charge off is recorded for the difference between the recorded amount of the loan and the net value of the underlying collateral.

Prior to either of the above conditions, a loan is assessed for impairment when a loan becomes a TDR.  If, based on management’s assessment of the underlying collateral of the loan, it is determined that a reserve is needed, a specific reserve is recorded.  That reserve is included in the allowance for loan losses in the Consolidated Statement of Financial Condition.

Bancorp performs A note/B note workout structures as a subset of Bancorp’s troubled debt restructuring strategy.  The amount of loans restructured using this structure were $1,457,000 and $1,505,000 as of December 31, 2012 and December 31, 2011, respectively.

Under an A note/B note workout structure, the new A note is underwritten in accordance with customary troubled debt restructuring underwriting standards and is reasonably assured of full repayment while the B note is not.  The B note is immediately charged off upon restructuring.

SEVERN BANCORP, INC. AND SUBSIDIARIES

Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable - Continued

If the loan was on accrual status prior to the troubled debt restructuring being documented with the loan legally bifurcated into an A note fully supporting accrual status and a B note or amount contractually forgiven and charged off, the A note may remain on accrual status.  If the loan was on nonaccrual status at the time the troubled debt restructuring was documented with the loan legally bifurcated into an A note fully supporting accrual status and a B note or amount contractually forgiven and fully charged off, the A note may be returned to accrual status, and risk rated accordingly, after a reasonable period of performance under the troubled debt restructuring terms.  Six months of payment performance is generally required to return these loans to accrual status.

The A note will continue to be classified as a troubled debt restructuring and may only be removed from impaired status in years after the restructuring if (a) the restructuring agreement specifies an interest rate equal to or greater than the rate that Bancorp was willing to accept at the time of the restructuring for a new loan with a comparable risk and (b) the loan is not impaired based on the terms specified by the restructuring agreement.

Note 5 - Premises and Equipment

Premises and equipment are summarized by major classification as follows:

	December 31,		Estimated
	2012	2011	Useful Lives
	(dollars in thousands)
Land	$1,537	$1,537	-
Building	29,162	29,028	39 Years
Leasehold improvements	1,230	1,206	15-27.5 Years
Furniture, fixtures and equipment	3,291	3,232	3-10 Years
Construction in process	94	-
Total at cost	35,314	35,003
Accumulated depreciation	(8,866)	(7,785)
	$26,448	$27,218

Depreciation expense was $1,081,000, $1,248,000, and $1,238,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Bancorp has four retail branch locations in Anne Arundel County, Maryland, of which it owns three and leases the fourth from a third party.  The initial lease term expired July 2010 and the first option to renew for an additional five year term was exercised. There is an option remaining to renew the lease for one more additional five year term.  In addition, the Bank leases office space in Annapolis, Maryland from a third party.  The lease expires January 2016, with the option to renew the lease for one additional five year term.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Premises and Equipment - Continued

The minimum future annual rental payments on leases are as follows:

Years Ended December 31, (in thousands)
2013	$97
2014	98
2015	73
2016	3
Thereafter	-

Total rent expense was $97,000, $96,000, and $95,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Foreclosed Real Estate

As of December 31, 2012, Bancorp had foreclosed real estate consisting of 46 residential properties with a carrying value of $11,441,000.  During the year ended December 31, 2012, Bancorp sold a total of 49 properties previously included in foreclosed real estate.  The properties sold during 2012 had a combined net book value of $18,829,000 after total write-downs taken subsequent to their transfer from loans to foreclosed real estate of $5,927,000, and were sold at a combined net gain of $701,000.  In addition, Bancorp incurred $1,222,000 in expenses related to the sale of the properties.  The following table summarizes the changes in foreclosed real estate for the years ended December 31, 2012, 2011 and 2010 (dollars in thousands):

Foreclosed real estate at December 31, 2009	$21,574
Transferred from impaired loans, net of specific reserves of $8,146	24,137
Property improvements	430
Additional write downs	(3,451)
Property sold, including loss on sale	(21,735)
Foreclosed real estate at December 31, 2010	20,955
Transferred from impaired loans, net of specific reserves of $3,584	16,295
Property improvements	502
Additional write downs	(3,562)
Property sold, including loss on sale	(14,258)
Foreclosed real estate at December 31, 2011	19,932
Transferred from impaired loans, net of specific reserves of $3,267	13,248
Property improvements	374
Additional write downs	(3,284)
Property sold, including gain on sale	(18,829)
Foreclosed real estate at December 31, 2012	$11,441

Note 7 - Investment in Federal Home Loan Bank of Atlanta Stock

The Bank is required to maintain an investment in the stock of the FHLB in an amount equal to at least 1% of the unpaid principal balances of the Bank's residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

Note 8 – Deposits

Deposits in the Bank as of December 31, 2012 and 2011 consisted of the following:
	December 31, 2012		December 31, 2011
Category	Amount	Percent	Amount	Percent
	(dollars in thousands)

NOW accounts	$32,140	5.36%	$16,654	2.55%
Money market accounts	48,252	8.05%	43,344	6.64%
Passbooks	176,799	29.50%	189,696	29.06%
Certificates of deposit	318,955	53.21%	383,103	58.69%
Non-interest bearing accounts	23,248	3.88%	19,960	3.06%
Total deposits	$599,394	100.00%	$652,757	100.00%

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Deposits - continued

At December 31, 2012 scheduled maturities of certificates of deposit are as follows:

Amount
(dollars in thousands)
One year or less	$151,535
More than 1 year to 2 years	45,830
More than 2 years to 3 years	77,596
More than 3 years to 4 years	16,190
More than 4 years to 5 years	27,804
$318,955

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $137,115,000 and $164,877,000 at December 31, 2012 and 2011, respectively.

Interest expense on deposits is summarized as follows (dollars in thousands):

	For Years Ended December 31,
	2012	2011	2010

NOW accounts	$65	$54	$52
Money market accounts	189	273	405
Passbooks	856	1,567	2,982
Certificates of deposit	6,431	8,511	10,296
	$7,541	$10,405	$13,735

Note 9 - Federal Home Loan Bank Advances

The Bank's total credit availability under the FHLB’s credit availability program was $171,060,000 and $184,400,000 at December 31, 2012 and 2011, respectively.  The Bank is able to borrow up to 20% of total assets.  There were no short-term borrowings with the FHLB at December 31, 2012 and 2011.   Long-term advances outstanding were $115,000,000 at both December 31, 2012 and 2011.  The maturities of these long-term advances at December 31, 2012 are as follows (dollars in thousands):

Rate	Amount	Maturity
1.81% to 1.83%	$15,000	2016
2.43% to 4.05%	70,000	2017
2.58% to 4.00%	30,000	Thereafter
	$115,000

The Bank's stock in the FHLB is pledged as security for the advances and under a blanket floating lien security agreement with the FHLB. The Bank is required to maintain as collateral for its advances, qualified loans in varying amounts depending on the loan type.  Loans with an approximate fair value of $218,033,000 are pledged as collateral at December 31, 2012.

During the third quarter 2012, the Bank restructured a portion of its FHLB Atlanta borrowings by repaying $65 million of existing advances and replacing them with $65 million of lower cost advances.  The transaction resulted in $5.3 million in prepayment penalties that were deferred and will be recognized in interest expense through yield adjustments on the new borrowings in future periods. The existing

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Federal Home Loan Bank Advances - continued

borrowings had an average cost of 3.87%.  The new borrowings had an average cost of 2.72% including the deferred adjustment.  The relevant accounting treatment for this transaction was provided in ASC 470-50.  This transaction was executed as an earnings strategy.

Note 10 - Subordinated Debentures

As of December 31, 2012, Bancorp had outstanding approximately $20,619,000 principal amount of Junior Subordinated Debt Securities Due 2035 (the “2035 Debentures”).  The 2035 Debentures were issued pursuant to an Indenture dated as of December 17, 2004 (the “2035 Indenture”) between Bancorp and Wells Fargo Bank, National Association as Trustee.  The 2035 Debentures pay interest quarterly at a floating rate of interest of 3-month LIBOR (0.34% December 31, 2012) plus 200 basis points, and mature on January 7, 2035.  Payments of principal, interest, premium and other amounts under the 2035 Debentures are subordinated and junior in right of payment to the prior payment in full of all senior indebtedness of Bancorp, as defined in the 2035 Indenture.  The 2035 Debentures became redeemable, in whole or in part, by Bancorp on January 7, 2010.

The 2035 Debentures were issued and sold to Severn Capital Trust I (the “Trust”), of which 100% of the common equity is owned by Bancorp.  The Trust was formed for the purpose of issuing corporation-obligated mandatorily redeemable Capital Securities (“Capital Securities”) to third-party investors and using the proceeds from the sale of such Capital Securities to purchase the 2035 Debentures.  The 2035 Debentures held by the Trust are the sole assets of the Trust.  Distributions on the Capital Securities issued by the Trust are payable quarterly at a rate per annum equal to the interest rate being earned by the Trust on the 2035 Debentures.  The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the 2035 Debentures.  Bancorp has entered into an agreement which, taken collectively, fully and unconditionally guarantees the Capital Securities subject to the terms of the guarantee. $17,000,000 of the proceeds from Bancorp’s issuance of the debentures was contributed to the Bank, and qualifies as Tier 1 capital for the Bank under Federal Reserve Board guidelines.

On November 15, 2008, Bancorp completed a private placement offering consisting of a total of 70 units, at an offering price of $100,000 per unit, for gross proceeds of $7.0 million. Each unit consisted of 6,250 shares of Bancorp's Series A 8.0% Non-Cumulative Convertible Preferred Stock and Bancorp's Subordinated Note in the original principal amount of $50,000.

The Subordinated Notes earn interest at an annual rate of 8.0%, payable quarterly in arrears on the last day of March, June, September and December commencing December 31, 2008.  The Subordinated Notes are redeemable in whole or in part at the option of Bancorp at any time beginning on December 31, 2009 until maturity, which is December 31, 2018.  Debt issuance costs totaled $245,000 and are being amortized over 10 years.  The Bancorp has deferred three interest payments on the Subordinated Notes.  On December 31, 2012, the cumulative amount of interest in arrears not declared, including interest on unpaid interest was $381,000.

Note 11 – Employee Benefit Plans

The Bank has a 401(k) Retirement Savings Plan.  Employees may contribute a percentage of their salary up to the maximum amount allowed by law. The Bank is obligated to contribute 50% of the employee's contribution, not to exceed 6% of the employee's annual salary. All employees who have completed one year of service with the Bank are eligible to participate. The Bank's contribution to this plan was $145,000, $139,000 and $127,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Employee Benefit Plans - continued

The Bank has an Employee Stock Ownership Plan ("ESOP") for the exclusive benefit of participating employees. The Bank recognized ESOP expense of $140,000 for the years ended December 31, 2012, 2011 and 2010, and had unallocated shares to participants in the plan totaling 33,000, 47,500 and 29,807 as of December 31, 2012, 2011 and 2010, respectively.  The fair value of the unallocated shares at December 31, 2012 was $104,000.

Note 12 - Stockholders’ Equity

As part of the private placement offering discussed in Note 10, Bancorp issued a total of 437,500 shares of its Series A 8.0% Non-Cumulative Convertible Preferred Stock (“Series A Preferred Stock”). The liquidation preference is $8.00 per share.  Holders of Series A Preferred Stock will not be entitled to any further liquidation distribution on the Series A Preferred Stock. Each share of Series A Preferred Stock is convertible at the option of the holder into one share of Bancorp common stock, subject to adjustment upon certain corporate events. The initial conversion rate is equivalent to an initial conversion price of $8.00 per share of Bancorp common stock. At the option of Bancorp, on and after December 31, 2013, at any time and from time to time, some or all of the Series A Preferred Stock may be converted into shares of Bancorp common stock at the then-applicable conversion rate.  Costs related to the issuance of the preferred stock totaled $247,000 and were netted against the proceeds.

If declared by Bancorp's board of directors, cash dividends at an annual rate of 8.0% will be paid quarterly in arrears on the last day of March, June, September and December commencing December 31, 2008. Dividends will not be paid on Bancorp common stock in any quarter until the dividend on the Series A Preferred Stock has been paid for such quarter; however, there is no requirement that Bancorp's board of directors declare any dividends on the Series A Preferred Stock and any unpaid dividends shall not be cumulative. Dividends on the Series A Preferred Stock have not been declared since the first quarter 2012.

On November 21, 2008, Bancorp entered into an agreement with the United States Department of the Treasury (“Treasury”), pursuant to which Bancorp issued and sold (i) 23,393 shares of its Series B Fixed Rate Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference $1,000 per share, (the “Series B Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 556,976 shares of Bancorp’s common stock, par value $0.01 per share, for an aggregate purchase price of $23,393,000.  Costs related to the issuance of the preferred stock and warrants totaled $45,000 and were netted against the proceeds.

The Series B Preferred Stock qualifies as Tier 1 capital and will pay cumulative compounding dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series B Preferred Stock may be redeemed by Bancorp after three years. Prior to the end of three years, the Series B Preferred Stock may not be redeemed by Bancorp except with proceeds from one or more Qualified Equity Offerings, as defined in the Purchase Agreement.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Stockholders’ Equity

The Series B Preferred Stock has no maturity date and ranks pari passu with Bancorp’s existing Series A Preferred Stock, in terms of dividend payments and distributions upon liquidation, dissolution and winding up of Bancorp.

The Series B Preferred Stock is non-voting, other than class voting rights on certain matters that could adversely affect the Series B Preferred Stock. If dividends on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether consecutive or not, Bancorp’s authorized number of directors will be automatically increased by two and the holders of the Series B Preferred Stock, voting together with holders of any then outstanding voting parity stock, will have the right to elect those directors at Bancorp’s next annual meeting of stockholders or at a special meeting of stockholders called for that purpose. These preferred share directors will be elected annually and serve until all accrued and unpaid dividends on the Series B Preferred Stock have been paid. The Bancorp has deferred three dividend payments on the Series B Preferred Stock held by the U.S. Treasury.  On December 31, 2012, the cumulative amount of dividends in arrears not declared, including interest on unpaid dividends at 5% per annum was $899,000.

The Warrant has a 10-year term and is immediately exercisable at an exercise price of $6.30 per share of Common Stock.   The exercise price and number of shares subject to the Warrant are both subject to anti-dilution adjustments. Pursuant to the Purchase Agreement, Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.

Bancorp’s ability to declare dividends on its common stock are limited by the terms of Bancorp’s Series A preferred stock and Series B preferred stock.  Bancorp may not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, or make any guarantee payment with respect to its common stock in any quarter until the dividend on the Series A Preferred Stock has been declared and paid for such quarter, subject to certain minor exceptions.  Additionally, Bancorp may not declare or pay dividend or distribution on its common stock, and Bancorp may not purchase, redeem or otherwise acquire for consideration any of its common stock, unless all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series B preferred stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside), subject to certain minor exceptions.

Additionally, under the terms of Bancorp's 2035 Debentures, if (i) there has occurred and is continuing an event of default, (ii) Bancorp is in default with respect to payment of any obligations under the related guarantee or (iii) Bancorp has given notice of its election to defer payments of interest on the 2035 Debentures by extending the interest distribution period as provided in the indenture governing the 2035 Debentures and such period, or any extension thereof, has commenced and is continuing, then Bancorp may not, among other things, declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, including common stock.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13- Stock-Based Compensation

Bancorp has a stock-based compensation plan for directors, officers, and other key employees of Bancorp.  The aggregate number of shares of common stock that may be issued with respect to the awards granted under the plan is 500,000 plus any shares forfeited under Bancorp’s old stock-based compensation plan.  Under the terms of the plan, Bancorp has the ability to grant various stock compensation incentives, including stock options, stock appreciation rights, and restricted stock.  The stock-based compensation is granted under terms and conditions determined by the Compensation Committee of the Board of Directors.  Under the stock based compensation plan, stock options generally have a maximum term of ten years, and are granted with an exercise price at least equal to the fair market value of the common stock on the date the options are granted.  Generally, options granted to directors of Bancorp vest immediately, and options granted to officers and employees vest over a five-year period, although the Compensation Committee has the authority to provide for different vesting schedules.

Bancorp follows FASB ASC 718, Compensation – Stock Compensation (FASB ASC 718) to account for stock-based compensation.  FASB ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the statement of operations at fair value.  FASB ASC 718 requires an entity to recognize the expense of employee services received in share-based payment transactions and measure the expense based on the grant date fair value of the award.  The expense is recognized over the period during which an employee is required to provide service in exchange for the award. Stock-based compensation expense included in the consolidated statements of operations for the years ended December 31, 2012, 2011 and 2010 totaled $43,000, $61,000 and $162,000, respectively.  There was no income tax benefit recognized in the consolidated statements of operations for stock-based compensation for the years ended December 31, 2012, 2011 and 2010.

There were 0 options granted in both 2012 and 2011 and 100,000 options granted in 2010.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13- Stock-Based Compensation – Continued

Information regarding Bancorp’s stock option plan as of and for the years ended December 31, 2012, 2011 and 2010 is as follows:
			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	Shares	Price	Life	Value
Options outstanding, December 31, 2009	110,715	$15.88
Options granted	100,000	4.21
Options exercised	-	-
Options forfeited	(19,965)	15.62		$-
Options outstanding, December 31, 2010	190,750	9.79
Options granted	-	-
Options exercised	-	-
Options forfeited	(90,750)	15.93		$-
Options outstanding, December 31, 2011	100,000	4.21
Options granted	-	-
Options exercised	-	-
Options forfeited	(19,000)	4.13
Options outstanding, December 31, 2012	81,000	$4.23	4.23	$-
Options exercisable, December 31, 2012	45,225	$4.23	2.20	$-
Option price range at December 31, 2012	$4.13 to $4.54

The stock-based compensation expense amounts were derived using the Black-Scholes option-pricing model.  The following weighted average assumptions were used to value options granted in current and prior periods presented.

Expected life of options	5.0 years
Risk-free interest rate	3.60%
Expected volatility	55.94%
Expected dividend yield	2.52%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Because Bancorp’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13- Stock-Based Compensation – Continued

The following table summarizes the nonvested options in Bancorp’s stock option plan as of December 31, 2012.
		Weighted
		Average
	Shares	Grant Date Fair Value
Nonvested options outstanding, December 31, 2011	64,166	$4.21
Nonvested options granted	-	-
Nonvested options vested	(16,200)	4.23
Nonvested options forfeited	(12,191)	4.13
Nonvested options outstanding, December 31, 2012	35,775	$4.23

As of December 31, 2012, there was $94,000 of total unrecognized stock-based compensation cost related to non-vested stock options, which is expected to be recognized over a period of twenty-seven months.

Note 14- Regulatory Matters

As of December 31, 2012, Bancorp’s reservable liability was below the threshold established by the Federal Reserve Bank and therefore, Bancorp was not required to maintain reserves (in the form of deposits with the Federal Reserve Bank or a correspondent bank on behalf of the Federal Reserve Bank.)

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Bancorp’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2012, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2012, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are also presented in the table.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14- Regulatory Matters – Continued

The following table presents the Bank's actual capital amounts and ratios at December 31, 2012 and 2011:
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
	(dollars in thousands)
December 31, 2012
Tangible (1)	$122,836	14.6%	$12,620	1.50%	N/A	N/A
Tier 1 capital (2)	122,836	19.6%	N/A	N/A	$37,656	6.00%
Core (1)	122,836	14.6%	33,653	4.00%	42,066	5.00%
Total (2)	130,592	20.8%	50,209	8.00%	62,761	10.00%

December 31, 2011 (restated)
Tangible (1)	$115,321	13.0%	$13,351	1.50%	N/A	N/A
Tier 1 capital (2)	115,321	17.2%	N/A	N/A	$40,292	6.00%
Core (1)	115,321	13.0%	35,603	4.00%	44,504	5.00%
Total (2)	123,771	18.4%	53,750	8.00%	67,187	10.00%

(1) To adjusted total assets.
(2) To risk-weighted assets.

On November 23, 2009, Bancorp and the Bank entered into supervisory agreements with their regulators.  The agreements require, among other things, in accordance with specific guidelines set forth in the agreements, that the Bank revise its policies regarding problem assets, revise its allowance for loan and lease losses policies, revise policies and procedures for the use of interest reserves, develop and implement a program for managing risks associated with concentrations of credit, revise its loan modification policy and furnish written quarterly progress reports to its regulators detailing the actions taken to comply with the agreements. In addition, Bancorp and the Bank must obtain prior regulatory approval before any dividends or capital distributions can be made.  Bancorp’s main source of income is dividends from the Bank.  As a result, Bancorp's dividends to its shareholders will depend primarily upon receipt of dividends from the Bank and compliance with the supervisory agreements.  Management believes that Bancorp and the Bank are in compliance with these agreements at December 31, 2012.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Income Taxes

The income tax provision consists of the following for the years ended December 31:

	2012	2011	2010
		(restated)	(restated)
	(dollars in thousands)
Current
Federal	$240	$28	$(900)
State	212	23	(88)
	452	51	(988)
Deferred
Federal	1,803	842	1,741
State	403	317	419
	2,206	1,159	2,160

Total income tax provision	$2,658	$1,210	$1,172

The amount computed by applying the statutory federal income tax rate to income before taxes is less than the tax provision for the following reasons for the years ended December 31:

	2012		2011		2010
			(restated)		(restated)
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax (Loss)

	(dollar in thousands)
Statutory Federal
income tax rate	$2,171	34.0%	$939	34.0%	$861	34.0%
State tax net of
Federal income
tax benefit	527	8.3%	228	8.3%	230	9.1%
Other adjustments	(40)	(0.7)%	43	1.5%	81	3.2%
	$2,658	41.6%	$1,210	43.8%	$1,172	46.3%

Bancorp does not have any unrecognized tax benefits at December 31, 2012 or 2011.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Income Taxes - Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2012 and 2011 are presented below:

	2012	2011
	(restated)
	(dollars in thousands)
Deferred Tax Assets:
Allowance for loan losses	$7,054	$10,468
Loan charge-offs	1,902	-
Reserve on foreclosed real estate	1,151	1,420
Reserve for uncollected interest	641	540
Federal net operating loss carryforwards	-	390
State net operating loss carryforwards	278	249
Charitable contribution carryforwards	157	-
Other	12	102
Total deferred tax assets	11,195	13,169
Valuation allowance	(269)	(216)
Total deferred tax assets, net of valuation allowance	10,926	12,953

Deferred Tax Liabilities:
Federal Home Loan Bank stock dividends	(84)	(83)
Loan origination costs	(400)	(321)
Accelerated depreciation	(1,552)	(1,437)
Prepaid expenses	(182)	(199)
Total deferred tax liabilities	(2,218)	(2,040)

Net deferred tax assets	$8,708	$10,913

The valuation allowance relates to state net operating loss carryforwards of $5,017,000 at December 31, 2012 for which realizability is uncertain.  At December 31, 2012 and 2011, Bancorp had state net operating loss carryforwards of approximately $5,144,000 and $4,599,000, respectively, which were available to offset state taxable income, and expire at various dates through 2032.

In assessing the realizability of federal or state deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and prudent, feasible and permissible as well as available tax planning strategies in making this assessment.  Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible as well as available tax planning strategies, management believes it is more likely than not that Bancorp will realize the benefits of these deferred tax assets.

The statute of limitations for Internal Revenue Service examination of Bancorp’s federal consolidated tax returns remains open for tax years 2009 through 2012.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Related Party Transactions

During the years ended December 31, 2012, 2011 and 2010, the Bank engaged in the transactions described below with parties that may be deemed affiliated.

During January, 2007, a law firm, in which the President of Bancorp and the Bank is a partner, entered into a five year lease agreement with a subsidiary of Bancorp.  The term of the lease is five years with the option to renew the lease for three additional five year terms.  The first option to renew was exercised in January 2012.  The total payments received by the subsidiary, which includes rent, common area maintenance and utilities were $381,000, $372,000 and $375,000 for the years ended December 31, 2012, 2011 and 2010, respectively.  In addition, the law firm represents Bancorp and the Bank in certain legal matters. The fees for services rendered by that firm were $683,000, $827,000 and $830,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Note 17 - Fair Value of Financial Instruments

A fair value hierarchy that prioritizes the inputs to valuation methods is used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair market hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:  Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:  Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The following information should not be interpreted as an estimate of the fair value of Bancorp since a fair value calculation is only provided for a limited portion of Bancorp’s assets and liabilities.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between Bancorp’s disclosures and those of other companies may not be meaningful.  The following methods and assumptions were used to estimate the fair values of Bancorp’s financial instruments at December 31, 2012 and December 31, 2011.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - Fair Value of Financial Instruments – Continued

Impaired Loans:
Impaired loans are carried at the lower of cost or the fair value of the collateral for collateral-dependent loans.  Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable.  The use of independent appraisals and management’s best judgment are significant inputs in arriving at the fair value measure of the underlying collateral and impaired loans are therefore classified within level 3 of the fair value hierarchy.

Impaired loans are those for which Bancorp has measured impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consisted of the loan balances of $51,828,000 and $56,049,000 at December 31, 2012 and December 31, 2011, respectively, less their valuation allowances of $7,594,000 and $12,994,000 at December 31, 2012 and December 31, 2011, respectively.

Foreclosed Real Estate:
Real estate acquired through foreclosure is included in the following disclosure at the lower of carrying value or fair value less estimated disposal costs. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using current estimates of fair value. In the event of a subsequent decline, management provides a specific allowance to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense. Gains or losses on the sale of foreclosed real estate are recognized upon disposition of the property.

The following table sets forth financial assets that were accounted for at fair value on a nonrecurring basis by level within the fair value hierarchy as of December 31, 2012:

		December 31, 2012 Fair Value Measurement Using:
	December 31, 2012	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(dollars in thousands)
Nonrecurring fair value measurements
Impaired loans	$44,234	$-	$-	$44,234
Foreclosed real estate	11,441	-	-	11,441
Total nonrecurring fair value measurements	$55,675	$-	$-	$55,675

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - Fair Value of Financial Instruments – Continued

The following table sets forth financial assets that were accounted for at fair value on a nonrecurring basis by level within the fair value hierarchy as of December, 31, 2011:

		December 31, 2011 Fair Value Measurement Using:
	December 31, 2011	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(dollars in thousands)
Nonrecurring fair value measurements
Impaired loans	$43,055	$-	$-	$43,055
Foreclosed real estate	19,932	-	-	19,932
Total nonrecurring fair value measurements	$62,987	$-	$-	$62,987

Bancorp did not have any financial assets or liabilities that were required to be measured on a recurring basis at December 31, 2012 or December 31, 2011.  There were no liabilities that were required to be re-measured on a nonrecurring basis at December 31, 2012 or December 31, 2011.

For impaired loans, all appraisals are reviewed by the credit department; however, no modifications or adjustments are made to the appraisals received. Modifications or adjustments may be made to appraisals for foreclosed real estate.

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Bancorp has utilized Level 3 inputs to determine fair value:

Quantitative Information about Level 3 Fair Value Measurements
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2012
Impaired loans	$44,234	Appraisal of collateral (1)	Liquidation expenses (2)	-6.00%

Foreclosed real estate	$11,441	Appraisal of collateral (1),(3)	Appraisal adjustments (2)	-5.03% to -74.68% (-24.37%)

(1)	Fair value is generally determined through independent appraisals for the underlying collateral, which generally include various level 3 inputs which are not identifiable.
(2)
Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.  The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

(3)	Includes qualitative adjustments by management and estimated liquidation expenses.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - Fair Value of Financial Instruments – Continued

The estimated fair values of Bancorp's financial instruments as of December 31, 2012 and December 31, 2011 were as follows:
			Fair Value Measurement at December 31, 2012
	Carrying Amount	Fair Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(dollars in thousands)

Financial Assets
Cash and cash equivalents	$93,392	$93,392	$93,392	$-	$-
Investment securities (HTM)	34,066	35,463	-	35,463	-
Loans held for sale	11,116	11,116	-	11,116	-
Loans receivable, net	651,709	703,363	-	-	703,363
FHLB stock	6,520	6,520	-	6,520	-
Accrued interest receivable	2,510	2,510	-	2,510	-

Financial Liabilities
Deposits	$599,394	$601,834	-	601,834	-
FHLB advances	115,000	103,455	-	103,455	-
Subordinated debentures	24,119	24,119	-	24,119	-
Accrued interest payable	846	846	-	846	-

Off Balance Sheet Commitments	$-	$-	$-	$-	$-

	December 31, 2011
	Carrying Amount	Fair Value
	(dollars in thousands)
Financial Assets
Cash and cash equivalents	$87,390	$87,390
Investment securities (HTM)	40,357	41,724
Loans held for sale	4,128	4,128
Loans receivable, net	693,303	743,668
FHLB stock	6,943	6,943
Accrued interest receivable	3,420	3,420

Financial Liabilities
Deposits	$652,757	$656,854
FHLB advances	115,000	102,260
Subordinated debentures	24,119	24,119
Accrued interest payable	699	699

Off Balance Sheet Commitments	$-	$-

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - Fair Value of Financial Instruments – Continued

The following information should not be interpreted as an estimate of the fair value of Bancorp since a fair value calculation is only provided for a limited portion of Bancorp’s assets and liabilities.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between Bancorp’s disclosures and those of other companies may not be meaningful.  The following methods and assumptions were used to estimate the fair values of Bancorp’s financial instruments at December 31, 2012 and 2011.

Cash and cash equivalents:
The carrying amounts reported in the consolidated statements of financial condition for cash and cash equivalents approximate those assets’ fair values.

Investment Securities:
Bancorp utilizes a third party source to determine the fair value of its securities.  The methodology consists of pricing models based on asset class and includes available trade, bid, other market information, broker quotes, proprietary models, various databases and trading desk quotes.  All Bancorp’s investments are considered Level 2.

FHLB stock:
The carrying amount of FHLB stock approximates fair value based on the redemption provisions of the FHLB.  There have been no identified events or changes in circumstances that may have a significant adverse effect on the FHLB stock.  Based on our evaluation, we have concluded that our FHLB stock was not impaired at December 31, 2012 and 2011.

Loans held for sale:
The fair value of loans held for sale is based primarily on investor quotes.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - Fair Value of Financial Instruments – Continued

Loans receivable:
The fair values of loans receivable was estimated using discounted cash flow analyses, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.  These rates were used for each aggregated category of loans as reported on the OCC Quarterly Report.

Accrued interest receivable and payable:
The carrying amounts of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities:
The fair values disclosed for demand deposit accounts, savings accounts and money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

FHLB advances:
Fair values of long-term debt are estimated using discounted cash flow analysis, based on rates currently available for advances from the FHLB with similar terms and remaining maturities.

Subordinated debentures:
Current economic conditions have rendered the market for this liability inactive.  As such, Bancorp is unable to determine a good estimate of fair value.  Since the rate paid on the debentures held is lower than what would be required to secure an interest in the same debt at year end and we are unable to obtain a current fair value, Bancorp has disclosed that the carrying value approximates the fair value.

Off-balance sheet financial instruments:
Fair values for Bancorp’s off-balance sheet financial instruments (lending commitments and letters of credit) are not significant and are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - Fair Value of Financial Instruments – Continued

The following table summarizes the roll forward of level 3 assets for the years ended December 31, 2012, 2011 and 2010 (dollars in thousands):

	Impaired Loans	Foreclosed Real Estate
Balance at December 31, 2009	$50,403	$21,574
Transfer to foreclosed real estate	(26,526)	24,137
Additions	59,212	430
(Increase) decrease in additional reserves	944	(3,451)
Paid off/sold	(31,103)	(21,735)
Balance at December 31, 2010	52,930	20,955
Transfer to foreclosed real estate	(14,155)	16,295
Additions	40,029	502
(Increase) decrease in additional reserves	1,545	(3,562)
Paid off/sold	(37,294)	(14,258)
Balance at December 31, 2011	$43,055	$19,932
Transfer to foreclosed real estate	(6,868)	13,248
Additions	42,193	374
(Increase) decrease in additional reserves	5,401	(3,284)
Paid off/sold	(39,547)	(18,829)
Balance at December 31, 2012	$44,234	$11,441

The $5,401,000 in reduced reserves recorded against impaired loans was included in the provision for loan losses on the statement of operations for the year ended December 31, 2012.  The $3,284,000 of additional reserves recorded against foreclosed real estate was included in non-interest expenses on the statement of operations for the year ended December 31, 2012.  Included in the $13,248,000 of loans transferred to foreclosed real estate were seven loans totaling $4,669,000 that did not require a specific reserve at the date of transfer from loans to foreclosed real estate.

The $1,545,000 in reduced reserves recorded against impaired loans was included in the provision for loan losses on the statement of operations for the year ended December 31, 2011.  The $3,562,000 of additional reserves recorded against foreclosed real estate was included in non-interest expenses on the statement of operations for the year ended December 31, 2011.  Included in the $16,295,000 of loans transferred to foreclosed real estate were 13 loans totaling $5,134,000 that did not require a specific reserve at the date of transfer from loans to foreclosed real estate.

During the year ended December 31, 2012, the Bank modified its loan classification and charge off practices on impaired loans with impairment to more closely align them to those of other institutions regulated by the OCC.   The classification of loan impairment as “loss” is now based upon a confirmed expectation for loss, rather than simply equating impairment with a “loss” classification by default.  For loans primarily secured by real estate, the expectation for loss is generally confirmed when: (a) impairment is identified on a loan individually evaluated for impairment and, (b) the loan is presumed to be collateral-dependent such that the source of loan repayment is expected to arise solely from sale of the collateral securing the applicable loan.   Loan impairment that is classified as “loss” is now charged off against the allowance for loan losses concurrent with that classification rather than deferring the charge off of confirmed expected losses until they are “realized”.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Condensed Financial Information (Parent Company Only)

Information as to the financial position of Severn Bancorp, Inc. as of December 31, 2012 and 2011 and results of operations and cash flows for each of the years ended December 31, 2012, 2011 and 2010 is summarized below.
	December 31,
	2012	2011
	(restated)
	(dollars in thousands)
Statements of Financial Condition

Cash	$1,365	$1,346
Equity in net assets of subsidiaries:
Bank	127,366	122,676
Non-Bank	3,652	4,728
Loans, net of allowance for loan losses of $19 and $19, respectively	581	607
Other assets	1,414	1,341

Total assets	$134,378	$130,698

Subordinated debentures	$24,119	$24,119
Other liabilities	1,263	114

Total liabilities	25,382	24,233

Stockholders’ equity	108,996	106,465

Total liabilities and stockholders’ equity	$134,378	$130,698

	For the Years Ended December 31,
	2012	2011	2010
		(restated)	(restated)
	(dollars in thousands)
Statements of Operations
Interest income	$43	$82	$65
Interest expense on subordinated debentures	818	772	899

Net interest expense	(775)	(690)	(834)
Dividends received from subsidiaries	-	-	-
General and administrative expenses	205	13	386

Loss before income taxes and equity in	(980)	(703)	(1,220)
undistributed net income of subsidiaries

Income tax (expense) benefit	98	(55)	528
Equity in undistributed net income of subsidiaries	4,610	2,310	2,051

Net income	$3,728	$1,552	$1,359

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Condensed Financial Information (Parent Company Only) - Continued

	For the Years Ended December 31,
	2012	2011	2010
		(restated)	(restated)
	(dollars in thousands)

Statements of Cash Flows

Cash Flows from Operating Activities:
Net income	$3,728	$1,552	$1,359
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiaries	(4,610)	(2,310)	(2,051)
(Increase) decrease in other assets	(73)	290	(314)
Stock-based compensation expense	43	61	162
Increase in other liabilities	1,145	6	-

Cash provided by (used in) operating activities	233	(401)	(844)

Cash Flows from Investing Activities:
Net decrease in loans	26	340	-
Contribution from subsidiaries	1,000	1,000	-

Cash provided by investing activities	1,026	1,340	-
Cash Flows from Financing Activities:
Dividends paid on common stock	-	-	-
Series A preferred stock dividend paid	(70)	(280)	(280)
Series B preferred stock dividends declared	(1,170)	(1,170)	(1,170)

Cash used in financing activities	(1,240)	(1,450)	(1,450)

Increase (decrease) in cash and cash equivalents	19	(511)	(2,294)

Cash and cash equivalents at beginning of year	1,346	1,857	4,151

Cash and cash equivalents at end of year	$1,365	$1,346	$1,857

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 - Quarterly Financial Data (Unaudited)

The effect of the restatement referred to in Note 2 is as follows:

                Summarized unaudited quarterly financial data for the year ended December 31, 2012 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(restated)	(restated)	(restated)
	(dollars in thousands, except per share data)

Interest income	$10,265	$10,276	$9,104	$9,412
Interest expense	3,552	3,336	3,027	2,587
Net interest income	6,713	6,940	6,077	6,825
Provision for loan losses	465	-	-	300

Net interest income after provision for loan losses	6,248	6,940	6,077	6,525
Other income	891	835	1,039	1.478
Other expenses	6,139	5,732	5,961	5,815

Income before income tax provision	1,000	2,043	1,155	2,188
Income tax provision	423	840	481	914
Net income	$577	$1,203	$674	$1,274

Per share data:
Earnings – basic	$0.02	$0.08	$0.03	$0.09
Earnings – diluted	$0.02	$0.08	$0.03	$0.09
As Reported:
Net income as reported	$472	$1,097	$558
As Restated:
Decrease in FDIC assessment net of taxes	105	106	116
Net income as restated	$577	$1,203	$674
As Reported:
Earnings – basic and diluted as reported	$0.01	$0.07	$0.02
As Restated:
Increase in earnings	$0.01	$0.01	$0.01
Earnings – basic and diluted as restated	$0.02	$0.08	$0.03

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 - Quarterly Financial Data (Unaudited) - Continued

                Summarized unaudited quarterly financial data for the year ended December 31, 2011 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(restated)	(restated)	(restated)	(restated)
	(dollars in thousands, except per share data)

Interest income	$11,698	$11,254	$10,991	$10,558
Interest expense	4,126	3,946	3,856	3,659
Net interest income	7,572	7,308	7,135	6,899
Provision for loan losses	634	2,987	850	141

Net interest income after provision for loan losses	6,938	4,321	6,285	6,758
Other income	562	447	628	873
Other expenses	6,626	6,019	5,800	5,605

Income (loss) before income tax provision (benefit)	874	(1,251)	1,113	2,026
Income tax provision (benefit)	378	(495)	467	860
Net income (loss)	$496	$(756)	$646	$1,166

Per share data:
Earnings (loss) – basic	$0.01	$(.12)	$0.02	$0.07
Earnings (loss) – diluted	$0.01	$(.12)	$0.02	$0.07

As Reported:
Net income (loss) as reported	$447	$(846)	$551	$1,067
As Restated:
Decrease in FDIC assessment net of taxes	49	90	95	99
Net income (loss) as restated	$496	$(756)	$646	$1,166

As Reported:
Earnings (loss) – basic and diluted as reported	$0.00	$(.13)	$0.01	$0.06
As Restated:
Increase in earnings	$0.01	$0.01	$0.01	$0.01
Earnings (loss) – basic and diluted as restated	$0.01	$(.12)	$0.02	$0.07

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 - Quarterly Financial Data (Unaudited) - Continued

                                Summarized unaudited quarterly financial data for the year ended December 31, 2010 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(restated)	(restated)	(restated)	(restated)
	(dollars in thousands, except per share data)

Interest income	$12,596	$13,045	$12,083	$11,809
Interest expense	4,980	4,995	4,906	4,448
Net interest income	7,616	8,050	7,177	7,361
Provision for loan losses	2,544	1,000	1,000	1,200

Net interest income after provision for loan losses	5,072	7,050	6,177	6,161
Other income	563	537	724	921
Other expenses	6,368	6,466	5,947	5,893

Income (loss) before income tax provision (benefit)	(733)	1,121	954	1,189
Income tax provision (benefit)	(263)	488	418	529
Net income (loss)	$(470)	$633	$536	$660

Per share data
Earnings (loss) – basic	$(.09)	$0.02	$0.02	$0.02
Earnings (loss) – diluted	$(.09)	$0.02	$0.02	$0.02

As Reported:
Net income (loss) as reported	$(528)	$593	$485	$607
As Restated:
Decrease in FDIC assessment net of taxes	58	40	51	53
Net income (loss) as restated	$(470)	$633	$536	$660

As Reported:
Earnings (loss) – basic and diluted as reported	$(.10)	$0.02	$0.01	$0.02
As Restated:
Increase in earnings	$0.01	$0.00	$0.01	$0.00
Earnings (loss) – basic and diluted as restated	$(.09)	$0.02	$0.02	$0.02